Exhibit 21.1

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Organization
K-Sea OLP GP LLC	Delaware
K-Sea Operating Partnership L.P.	Delaware
K-Sea Transportation Inc.	Delaware
Norfolk Environmental Services, Inc.	Delaware
Inversiones Kara Sea SRL	Venezuela
K-Sea Acquisition2, LLC	Delaware
K-Sea Transportation LLC	Delaware
K-Sea Canada Holdings, Inc.	Delaware
K-Sea Canada Corp.	Canada
K-Sea Hawaii Inc.	Delaware
Smith Maritime LLC	Delaware
Marine Logistics, LLC	Hawaii
Tow Boat Services & Management, LLC	Hawaii
Hawaiian Interisland Towing, LLC	Hawaii
Uaukewai Diving, Salvage and Fishing, LLC	Hawaii